345 Encinal Street Santa Cruz, CA 95060
+1 (831) 426-5858

poly.com

December 27, 2019

Carl Wiese

Dear Carl,

On behalf of Plantronics, Inc., now branded as Poly, the “Company,” I am pleased to offer you the position of Executive Vice President, Chief Revenue Officer, reporting to me. Should you accept this offer of employment, your first day of employment is anticipated to be on or about January 20, 2020 (your actual first day of employment is referred to as the “start date”).

This letter outlines the terms of your employment with the Company as of your start date, including your compensation and benefits, as set forth below:

• Annualized Base Salary	$500,000 per year, payable biweekly in accordance with our standard payroll practices and less applicable tax withholding.
• Executive Incentive Plan
•    100% of your Annual Base Salary or $500,000, at target performance.
•    The purpose of the Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving annual Company-wide financial performance goals.
• Please refer to the Executive Incentive Plan “Administrative Guidelines” for further details on how bonuses may be earned.

• Target Total Cash Compensation	$1,000,000 per year based on the compensation elements shown above assuming at target performance.
• New Hire Restricted Stock Units
$3,500,000 of the Company’s common stock in the form of a restricted stock unit award (“restricted stock units”). It will be recommended to the Company’s Board of Directors or a sub-committee thereof that you receive an award for the restricted stock units. If approved, the price to you of the restricted stock units will be
$0.00. Moreover, the award will be granted on the fifteenth day of the calendar month after both (i) approval by the Board of Directors or a sub-committee thereof, and (ii) your actual start date (or the next trading day of the Company’s common stock on the New York Stock Exchange if the fifteenth day is not a trading day) (“Award Date”). If approved, the restricted stock units will vest and be released from escrow or settled in three installments. The first installment of 50% of shares granted will vest on the last calendar day of the month following the first anniversary of the Award Date. The second installment of 25% of the shares granted will vest on the last calendar day of the month following the 18th month of the Award Date. The third installment of 25% of the shares granted will vest on the last calendar day of the month following the 24th month of the Award Date. Any shares that would otherwise vest and be released from escrow or settled on December 31st of any year shall instead vest on January 2nd of the succeeding year. All vesting is subject to your continued employment on each applicable vesting date.

• General Benefits
You will be eligible to participate in Company benefit programs as available or that become available to other similarly situated employees of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your start date.

• Change of Control	As of your start date, you will be provided with change of control severance protection under the same form of agreement provided to our other senior officers (other than the CEO and CFO).
• Severance Agreement	As of your start date, you will be provided with severance protection under the same form of agreement provided to our other senior officers (other than the CEO and CFO).
• Executive Physical Program
You will be automatically enrolled in our Executive Health Exam Program. This program is aimed to give you guidance and direction on further health items to follow up on. To qualify you must schedule the appointment through the pre-identified network of doctors.

• 401(k)
You are eligible to join the Plantronics, Inc. 401(k). Plantronics will match 100% of every $1.00 you contribute for the first 3% of your eligible compensation and 50% of every $1.00 you contribute for the next 3% of your eligible compensation for a maximum of up to 4.5% of your eligible compensation each pay period. The matching contribution is 100% vested immediately. If after 30 days from your date of hire you have not actively selected a contribution amount to set aside each pay period, Plantronics will automatically enroll you at a discretionary employee contribution of 3% of your eligible earnings on a bi-weekly basis to the 401(k).

• Non-Qualified Deferred Compensation Plan
You will be eligible to participate in a non-qualified deferred compensation plan, subject to the terms and conditions of the Plan Document. An eligible participant may elect to defer prospective compensation not yet earned by submitting a Compensation Deferral Agreement during the enrollment periods. For more information regarding the Plantronics, Inc. Deferred Compensation Plan, please see the Prospectus.

• ESPP	You will be eligible to participate in the Company’s Employee Stock Purchase Plan, subject to the terms of the Plan.

This formal notification of our offer of employment is subject to the terms set forth in your Employment Application which you have submitted to Plantronics and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.

As a condition of your employment, you will also be required to sign and comply with: Wiese - New Hire Certification - Prior Employer Confidential Information, which requires, among other things, you to certify that you may have had access to a prior employer’s confidential, proprietary or trade secret information, you have not downloaded or otherwise transferred any of that information to any device, you or your prior employer have deleted that information from any of your devices and/or returned that information to your prior employer and you will not use any such information during your employment with the Company.

For purposes of stock ownership, please be advised that Executive Officers are expected to meet certain requirements. At present, “Executive Officers” are defined as those executives who the Board of Directors has determined are Section 16 Officers in accordance with the Securities Exchange Act of 1934, as amended. The Board of Directors may modify this requirement on a case by case if compliance reasonably creates a hardship for any such Executive Officer. Plantronics’ Board of Directors may furthermore modify these stock ownership requirements at their discretion, including expanding the executives deemed to be Executive Officers under this policy.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within 3 business days of your start date, or our employment relationship with you may be immediately terminated.

Before releasing certain export-controlled technology and software to you during your employment at Plantronics, Plantronics may be required to obtain an export license in accordance with United States law. Plantronics will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Plantronics is contingent upon receipt of the export license or authorization, and Plantronics will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at Plantronics, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and standards as presented in our Employee Handbook and our World Wide Code of Business Conduct and Ethics.

As a condition of your employment, you will also be required to sign and comply with:

Employee, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

Export Compliance: Before releasing certain export-controlled technology and software to you during your employment at Plantronics, Plantronics may be required to obtain an export license in accordance with United States law. Plantronics will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Plantronics is contingent upon receipt of the export license or authorization, and Plantronics will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

All payments and benefits under this letter are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Internal Revenue Code section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company shall not be held liable for any taxes, interest, penalties or other amounts owed by Employee under Code Section 409A.

To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this letter in the space provided below. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Plantronics’ CEO and you.

I look forward to working with you and having you as a member of the team!

Sincerely,
PLANTRONICS, INC.

/s/ Joe Burton
Joe Burton
President & Chief Executive Officer

Agreed to and accepted:

Signature:            /s/ Carl Wiese

Printed Name:        Carl Wiese
Received Offer Date:         1/20/2020
Confirmed Start Date:        1/20/2020

This offer expires one week from the date listed on the first page.